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                                                                     Exhibit 5.1


                                                October 7, 2004




Curtiss-Wright Corporation
4 Becker Farm Road
Roseland, New Jersey 07068

         Re: Registration Statement on Form S-3
             ----------------------------------

Ladies and Gentlemen:

         I am the Associate General Counsel of Curtiss-Wright Corporation, a Delaware corporation (the "Company") and, in such capacity, I am delivering this opinion in connection with the registration of 216,576 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share, on Form S-3, as amended or supplemented (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

         I have examined such records and documents and made such examinations of law as I have deemed relevant in connection with this opinion. Based upon such examinations, it is my opinion that as of the date hereof, the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In doing so, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                                 Very truly yours,

                                                 /s/ George P. McDonald